Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 20, 2026, with respect to the financial statements of Bitwise XRP ETF, as of and for the period from November 19, 2025 (commencement of operations) to December 31, 2025, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
September 18, 2026